Exhibit 4.29

Exclusive Technology Consulting and

Service Agreement

between

Beijing Cheerbright Technologies Co., Ltd.

and

Beijing Autohome Information Technology Co., Ltd.

August 24, 2025

CONTENTS

1.	Appointment and Provision of Services	3
2.	Intellectual Property Rights	4
3.	Service Fee and Payment	4
4.	Representations and Warranties	4
5.	Confidentiality	4
6.	Breach	5
7.	Force Majeure	5
8.	Effective Date and Term	6
9.	Termination	6
10.	Miscellaneous	7

EXHIBIT:

I. SCOPE OF SERVICES

II. CALCULATION AND PAYMENT OF THE SERVICE FEE

THIS EXCLUSIVE TECHNOLOGY CONSULTING AND SERVICE AGREEMENT (the “Agreement”) is entered into on August 24, 2025 (the “Execution Date”) in Haier Industrial Park, Laoshan District, Qingdao, the People's Republic of China (“PRC”, for the purpose of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan).

between

(1) Beijing Autohome Information Technology Co., Ltd., with its registered address at 1011-1015, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (the “Party A”);

and

(2) Beijing Cheerbright Technologies Co., Ltd., with its registered address at Room 1010, F/10, Tower B, No. 3, Danling Street, Haidian District, Beijing 100080, China (the “Party B”).

Recitals

A. Party A is a domestic company duly incorporated and validly existing under the laws of the PRC, and is an operating vehicle of the website (www.autohome.com.cn). Party A wishes to develop its technology, improve its management and increase and enhance its market position.

B. Party B is a wholly foreign owned enterprise duly incorporated and validly existing under the laws of the PRC, which holds the resources and qualifications for technical and consulting services. Party B is engaged in research and development relating to networks and has expertise in providing technical training and consulting services.

NOW, THEREFORE, the parties agree as follows:

1. Appointment and Provision of Services

1.1 Scope of Services. Party A hereby appoints Party B to provide Party A with the Services detailed in the Exhibit I (the “Services”).

1.2 Provision of Services. The Parties agree that Party B shall provide the Services to Party A on an exclusive basis, for the duration of the term of this Agreement and at standards commonly accepted in the market.

1.3 Financial Support. To ensure that the cash flow requirements of Party A’s ordinary operations are met and/or to set off any loss accrued during such operations, Party B is obligated, only to the extent permissible under PRC law, to provide financing support for Party A, whether or not Party A actually incurs any such operational loss. Party B’s financing support for Party A may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately. Party B will not request repayment if Party A is unable to do so.

2. Intellectual Property Rights

The Parties agree that the intellectual property rights created by Party B in the course of performing this Agreement (including without limitation any copyrights, trademarks or logos registered or not, patents and proprietary technology), shall belong to Party B.

3. Service Fee and Payment

3.1 Service Fee. The Parties agree that the Service Fee under this Agreement shall be determined according to the Exhibit II.

3.2 Payment Method. Party B shall, within the first 5 days of each month, provide Party A with written statement of the service fee spent providing the Services during the previous month. Party A shall confirm to Party B in writing within 3 business days of receipt that the service fee is correct. If Party A fails to provide such confirmation on time, Party A shall be deemed to have confirmed Party B’s statement. Party A shall pay the service fee to Party B's designated account within 10 days after confirming the service fee provided in Party B’s statement.

4. Representations and Warranties

Each party represents and warrants to the other that, as of the date of signing hereof:

4.1 it has full power and authority as an independent legal person to execute and deliver this Agreement and to carry out its responsibilities and obligations hereunder;

4.2 its execution and performance of this Agreement will not result in a breach of any law, regulation, authorization or agreement to which it is subject.

5. Confidentiality

5.1 Confidentiality Obligations. The parties shall protect and maintain the confidentiality of all information relating to or arisen from this Agreement, or made available under this Agreement to a party or any associate thereof (the “Confidential Information”). Without the prior written consent of the other party, no party shall disclose any Confidential Information to any third party unless the disclosure is required by law or by enforceable orders of the court or related government departments. Under such circumstances, the party required to disclose the Confidential Information shall notify the other party immediately, take all possible measures to minimize the disclosure, and notify the persons to whom information is being disclosed of the confidentiality obligation. Notwithstanding anything to the contrary above, Party A shall have the full right to disclose any Confidential Information to its shareholders, affiliates or professional advisors.

5.2 Obligations upon Termination. Upon termination of this Agreement, either party shall, at the request of the other party, return any document, material, database, equipment, or software containing the Confidential Information to the other party. If, for any reason, such document, material, database, equipment, or software cannot be returned, either party shall destroy all the Confidential Information belonging to the other party and delete such Confidential Information from any memory devices. No party shall be permitted to continue using the Confidential Information in any way after the termination of this Agreement.

5.3 No Time Limit. There is no time limit to the confidentiality obligations stipulated in this Article, which obligations will survive the termination of this Agreement unless the Confidential Information is disclosed to the public for reasons not due to the breach of this Agreement by any party.

6. Breach

6.1 Written Notice. If a party breaches any of its respective representations, warranties or obligations under this Agreement, the non-breaching party may send a written notice to the breaching party demanding rectification within 10 days.

6.2 Compensation. The breaching party shall be liable to compensate the non-breaching party for any losses it has sustained as a result of the breach, including loss of profits.

7. Force Majeure

7.1 Definition. The term Force Majeure refers to any unforeseeable (or if foreseeable, reasonably unavoidable), event beyond the reasonable control of any party which prevents the performance of this Agreement, including without limitation acts of government, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning and war, but excluding any shortage of credit.

7.2 Exemption. Where either party fails to perform this Agreement in full or in part due to Force Majeure, such party shall be exempted from its responsibilities hereunder, to the extent of the Force Majeure in question and except where PRC law provides otherwise. For the avoidance of doubt, a party shall not be excused from performing its obligations hereunder where Force Majeure occurs following the delay by that party to perform this Agreement.

7.3 Notice. Should either party be unable to perform this Agreement as a result of Force Majeure, it shall inform the other party, as soon as possible following the occurrence of such Force Majeure, of the situation and the reason(s) for non-performance, so as to minimize any losses incurred by the other party as a consequence thereof. Furthermore, within a reasonable time after notice of Force Majeure has been given, the party encountering Force Majeure shall provide to the other party a legal certificate issued by a public notary (or other appropriate organization) of the place wherein the Force Majeure occurred, in witness of the same.

7.4 Mitigation. The party affected by Force Majeure may suspend the performance of its obligations under this Agreement until any disruption resulting from the Force Majeure has been resolved. However, such party shall make every effort to eliminate any obstacles resulting from the Force Majeure, thereby minimizing to the greatest extent possible the adverse effects of such, as well as any resulting losses.

8. Effective Date and Term

8.1 Term. This Agreement shall be established as of the date first indicated above and shall become effective upon the Completion Date under the Share Sale&Purchase Agreement entered into by and between CARTECH HOLDING COMPANY and Yun Chen Capital Cayman on February 20, 2025, and shall continue for a period of 30 years unless it is extended according to Article 8.2 or terminated early according to Article 9.

8.2 Extension. This Agreement shall be automatically extended for another ten (10) years except Party B gives its written notice terminating this Agreement three (3) months before the expiration of this Agreement.

9. Termination

9.1 Early Termination. This Agreement may be terminated early in the following situations:

9.1.1 with the mutual written consent of the parties following consultation;

9.1.2 in case of a Force Majeure event prevailing for 30 days or longer, the Parties shall discuss whether performance under this Agreement shall be partially exempted or postponed according to the degree by which such performance is affected by the Force Majeure event; or

9.1.3 by Party B with 30 days’ prior written notice to Party A at any time.

9.2 Survival of Obligations. The expiry or early termination of this Agreement for any reason whatsoever shall not affect the payment obligations of the parties hereunder, the respective liability of the parties for damages or the confidentiality obligations of the parties.

10. Miscellaneous

10.1 Notices and Delivery. All notices and communications between the parties shall be written in Chinese or English and delivered in person (including courier service), by facsimile transmission or by registered mail to the appropriate addresses set forth below:

Party A

Address: 1011-1015, F/10, Tower B, No. 3, Danling Street,

Haidian District, Beijing 100080, China

Tel: +8610-59857002

Fax: +8610-59857400

Attn: Zhou Shenglei

Party B

Address: Room 1010, F/10, Tower B, No. 3, Danling Street,

Haidian District, Beijing 100080, China

Tel: +8610-59857001

Fax: +8610- 59857387

Attn: Zhou Shenglei

10.2 Timing. The time of receipt of the notice or communication shall be deemed to be:

10.2.1 if in person (including courier), at the time of signing of a receipt by the receiving party or a duly authorized person at the receiving party’s address;

10.2.2 if by facsimile transmission, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place of receipt, in which case the date of receipt shall be deemed to be the following business day; or

10.2.3 if by registered mail, on the 10th day after the date of the receipt of the registered mail.

10.3 No Waiver. Unless otherwise agreed upon by the parties in writing, any failure or delay on the part of either party to exercise any right, authority or privilege under this Agreement, or under any other agreement relating hereto, shall not operate as a waiver thereof; nor shall any single or partial exercise of any right, authority or privilege preclude any other future exercise thereof.

10.4 Severability. The provisions of this Agreement are severable from each other. The invalidity of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.5 Successors. This Agreement shall be valid and binding upon the parties and upon their respective successors and assigns (if any).

10.6 Assignment. Party A shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party B. Party B may transfer its rights or obligations under this Agreement to any third party without the consent of Party A, but shall inform Party A of the above assignment.

10.7 Governing Law. The execution, validity, interpretation and implementation of this Agreement and the settlement of disputes hereunder shall be governed by PRC law.

10.8 Arbitration.

10.8.1 If any dispute arises in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

10.8.2 If the dispute cannot be resolved in the above manner within 30 days after the commencement of the consultation or mediation, either party may submit the dispute to the competent court of the place where this Agreement is executed.

10.8.3 When any dispute is submitted to the court, the parties shall continue to perform their obligations under this Agreement.

10.9 Entire Agreement. This Agreement and its Exhibits shall constitute the entire agreement between the parties in respect of the subject matter hereof and shall supersede any previous discussions, negotiations and agreements, including without limitation, the Original Agreement.

10.10 Amendments. Without the prior written consent of Party B, Party A shall not amend this Agreement. If required by law, the parties shall obtain all requisite approvals from the relevant authorities to give effect to the amendment.

10.11 Language and Copies.

This Agreement is prepared in both English and Chinese. This Agreement shall be executed in 2 originals, with 1 original copy for each party. Chinese articles shall prevail over English articles in case of any inconsistency.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives on the date first indicated above.

Party A: Beijing Autohome Information Technology Co., Ltd.

Company Seal: /s/ Beijing Autohome Information Technology Co., Ltd.

Exclusive Technology Consulting and Service Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their duly authorized representatives on the date first indicated above.

Party B: Beijing Cheerbright Technologies Co., Ltd.

Company Seal: /s/ Beijing Cheerbright Technologies Co., Ltd.

Exclusive Technology Consulting and Service Agreement

Exhibit I

Scope of Services

1. Technical Services. Party B will provide technical services and training to Party A, taking advantage of Party B’s advanced network, website and multimedia technologies to improve Party A’s system integration. Such technical services shall include:

(a) administering, managing and maintaining Party A’s information application system and website system infrastructure;

(b) providing system optimization plans and implementing optimization features;

(c) assuring the security and reliability of the website application systems;

(d) procuring, installing and supporting the relevant products produced by Party B, and providing training in the use of those products;

(e) managing and maintaining all network and providing technologies to assure the reliability and efficiency thereof;

(f) providing information technology services and assuring the reliable operation of the information infrastructure.

2. Marketing and Management Consulting. For the purposes of expanding Party A’s market share, popularizing its products and creating efficient internal operations, Party B will provide consulting services regarding marketing and management, which shall include:

(a) providing strategic co-operation proposals and recommending relevant partners to Party A, and assisting Party A to establish and develop cooperative relationships with such partners with respect to advertising;

(b) providing Party A with market development strategies, including but not limited to the design and improvement of Party A’s products, services and business model as well as strategic on its market position and brand-building; and

(c) training management personnel and providing management consultation services, including but not limited to regular business training for Party A's management personnel and formulating realistic and effective solutions to existing problems in Party A's business operations.

Exclusive Technology Consulting and Service Agreement

Exhibit II

Calculation and Payment of the Service Fee

During the term of this Agreement, the service fee payable by Party A to Party B for services rendered according to Exhibit I shall be a fee in RMB determined by the following formula:

Service Fee Payable = Party A’s Revenue – Turnover Taxes – Party A’s Total Costs – Profit to be Retained by Party A;

Where:

• Party A’s Revenue is revenue received by Party A from third parties in the course of its ordinary business;

• Turnover Taxes include, but are not limited to, business tax (if applicable), value-added tax, urban maintenance and construction tax and education surcharges;

• Party A’s Total Costs include all costs and expenses, such as costs of goods sold and operating costs incurred by Party A for carrying out the business; and

• Profit to be retained by Party A shall be determined by a reputable certified public accountant designated by Party B.

During the term of this Agreement, Party B shall have the right to adjust the above Fees at its sole discretion without the consent of Party A.

Exclusive Technology Consulting and Service Agreement